EXHIBIT 10.8

Date: May 21, 2010

Hynocks Corporation

Mr. Hiroshi Sakashita / CEO

1-15-3-8F Shintomi Chuo-ku

Tokyo, 104-0041 Japan

Re: Letter of Intent

Dear Mr. Hiroshi Sakashita / Hynocks Corporation:

This Letter of Intent sets forth the principal business points for the proposed acquisition by IA Global, Inc. (“Acquirer”) of the 60% ownership of Johnny Co Ltd (“Company”) held by Hynocks Corporation (“Seller”), subject to negotiation of definitive agreements between Acquirer and Seller covering the terms set forth below and other customary provisions for transactions of this kind.

1.         Acquisition.  On the terms and conditions set forth below, Acquirer will acquire all 12 shares of the outstanding capital stock of Company owned by Seller (including all options and warrants to purchase capital stock of Company) for 16,000,000 JPY in exchange for 14,000,000 shares of IAGI common stock valued at $.013 or approximately $178,000. Critical terms include (i) approval of the Acquisition by the Board of IAGI, (ii) completion of due diligence, and (iii) agreement to customary negative covenants by the Company, including a prohibition on issuance of new shares, options or warrants by the Company.

2.         Definitive Agreements.  The parties will endeavor to negotiate definitive agreements containing the terms set forth in this letter of intent and in the attached term sheet and negotiate other appropriate terms, representations, warranties and covenants.

3.         Exclusive Negotiations.

(a)  Seller agrees that during the “Exclusivity Period” (as defined below) neither it nor the Company will, directly or indirectly, through any other, director, affiliate or agent of Seller or Company or otherwise, solicit, initiate, entertain or encourage any proposal or offer from any third party relating to (in a single or series of related transactions) any merger or consolidation of Company, dissolution of Company or the acquisition of any assets of or any equity interests in Company outside the ordinary course of business (each of which shall be considered an “Acquisition”); nor will Seller participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person to do or seek an Acquisition.  Seller shall immediately cease and cause to be terminated all such contacts or negotiations with third parties.

(b) As used herein the term “Exclusivity Period” shall mean that time period beginning on the date of this letter on intent and ending on the termination of this letter of intent.

(c) If Seller or the Company shall receive an unsolicited written offer relating to an Acquisition as described in paragraph 3(a), Seller shall promptly notify Acquirer of such offer and keep Acquirer informed of the status thereof.

4.         Conduct of Business.   From and after this date until termination of this Letter of Intent, Seller agrees that the Company will conduct its business only in the ordinary course of business and consistent with past practice and will not incur any significant obligations or indebtedness or undertake any extraordinary transactions with regard to the business or assets without the prior written consent of the Acquirer.  The Seller specifically agrees that the Company shall use its reasonable efforts to preserve intact the business organization of the Company, to keep available the services of its current key employees and to preserve the good will of those having business relationships with the Company or its business and that the Company shall not sell or transfer any assets, accounts or change vendors.

5.         Confidentiality; Access.    Acquirer and Seller will enter into a confidentiality agreement with respect to the transactions contemplated by this letter.  Pursuant to the terms of that Confidentiality Agreement, and until this letter is terminated as provided below, Seller shall provide Acquirer and its representatives full access at reasonable times to the properties, books and records of Company, for purposes of conducting such investigations, appraisals or audits as Acquirer deems reasonably necessary or advisable under the circumstances.  Acquirer agrees to keep the information it obtains in such investigation strictly confidential to the extent provided in the Confidentiality Agreement.

6.         Publicity.     The parties agree to keep this letter of intent and the proposed transactions and agreements (including drafts of such agreements) strictly secret and confidential until such time as they mutually agree that a public announcement shall be made, provided that if in the written opinion of counsel for either of the parties public disclosure is required under the federal securities laws, then the consent of the other party shall not be required.  In all events, the parties shall consult with each other and use all reasonable efforts to agree on the content and manner of any of any disclosure permitted or required under this section.  The provisions of this paragraph shall terminate upon termination of this letter as provided below.

7.         Effect and Enforceability of Letter.  This letter of intent constitutes merely an outline of the principal intended terms of the proposed transaction to facilitate the negotiation and preparation of definitive agreements.  Neither this letter of intent nor any negotiations or understandings prior to the execution of definitive agreements is intended to be nor shall such constitute a binding and legally enforceable agreement of the parties hereto, except for paragraphs 3, 4, 5, 6, 7, 8, 9,

11, 12 and 13.  Each party covenants not to institute or participate in any proceeding seeking to establish a contrary interpretation.

8.         Injunctive Relief.  It is understood and agreed that money damages would  not be a sufficient remedy for any breach of the enforceable provisions of this letter of intent by either party hereto and that the parties shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach by either party of the enforceable provisions of this letter of intent, but shall be in addition to all other remedies available at law or equity to the non-breaching party.  In the event of litigation relating to this letter of intent, if a court of competent jurisdiction determines that any party has breached the enforceable provisions of this letter of intent, then such party shall pay to the other the reasonable legal fees and disbursements incurred in connection with litigation relating thereto, including any appeal there from.

9.         Termination; Effectiveness.  This letter must be accepted by you no later than May 31, 2010, and, except as provided in this paragraph 9, shall expire and be of no further force or effect if not accepted by such date.  The effective date of this letter of intent shall be its acceptance date.  In the event the parties fail to enter into a Definitive Merger Agreement (as defined in the attached term sheet) on or before June 30, 2010, the understandings contained in this letter of intent shall terminate and be of no further force or effect as of such date, unless extended by mutual agreement of the parties. Notwithstanding anything to the contrary in this paragraph 9, the provisions of paragraphs 5, 6, 9, 11, 12 and 13 of this letter of intent shall survive and shall not terminate.

10.         Closing.  Acquirer and Seller will endeavor to close and consummate the transactions contemplated herein on or before June 30, 2010.

11.         Costs. The Parties will be responsible for and bear all of their respective costs and expenses (including any broker’s, finder’s or investment banking fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the possible transactions contemplated herein.

12.         Termination of Prior Agreements;  Integration.  The binding provisions of this letter of intent constitute the full and complete agreement of Acquirer and Seller with respect to the subject matter contained in this letter of intent and there are no further or other agreements or understandings, written or oral, in effect between Acquirer and Seller relating to such subject matter except as expressly referred to herein.

13.         Governing Law.  This letter of intent shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

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If the foregoing correctly reflects out mutual intentions as a basis for proceeding toward negotiation of definitive agreements, please so signify by executing and returning to us the enclosed duplicate copy of this letter of intent.

Sincerely,

/s/ Brian Hoekstra
By: Brian Hoekstra
Chief Executive Officer
IA Global, Inc.
Date: May 21, 2010

AGREED AND ACCEPTED:

Hynocks Corporation

/s/ Hiroshi Sakashita

By: Hiroshi Sakashita

Chief Executive Officer

Date: May 21, 2010

Johnny Co Ltd.

/s/ Jun Sugiura

By: Jun Sugiura

Chief Executive Officer

Date: May 21, 2010